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                            EXHIBIT 11

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                       BIOPOOL INTERNATIONAL, INC.
          Statement Regarding Computation of Per Share Earnings
                      Three Months Ended March 31,

                  (in thousands except per share data)




                                                       1998        1997
                                                      ------      ------
Numerator for basic and diluted earnings
   per share - net income                             $  182      $  310
                                                      ------      ------
Denominator:
   Denominator for basic earnings per share -
      weighted-average shares                          8,664       8,578
   Effect of dilutive securities - employee
      stock options and warrants                         341         691
                                                      ------      ------
   Denominator for diluted earnings per share -
      adjusted weighted-average shares                 9,005       9,269
                                                      ------      ------
                                                      ------      ------

Basic earnings per share                              $ 0.02      $ 0.04
Diluted earnings per share                            $ 0.02      $ 0.03
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